Rule 424(b)(3)
                                                 Registration Stmt. No. 33-63343
Pricing Supplement No. 19                                Dated: December 4, 1997

[To Prospectus dated October 25, 1995 and
Prospectus Supplement dated February 15, 1996]

                           FINOVA CAPITAL CORPORATION
                   [Formerly Greyhound Financial Corporation]
                    Medium-Term Notes, Series C - Fixed Rate

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Principal Amount:      $20,000,000       Trade Date: 12/4/97
Issue Price:           100%              Original Issue Date: 12/9/97
Interest Rate:         6.22%             Net Proceeds to Issuer: $19,950,000
Stated Maturity Date:  3/1/00            Agent's Discount or Commission: $50,000
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Interest Payment Dates: Semiannually on each March 15
                        and September 15 and at Maturity
                        Commencing on March 15, 1998

Day Count Convention:
      [X]    30/360 for the period from December 9, 1997 to March 1, 2000
      [ ]    Actual/360 for the period from       to
      [ ]    Actual/Actual for the period from    to
Redemption:
      [X]    The Notes cannot be redeemed prior to the Stated Maturity Date.
      [ ]    The Notes may be redeemed prior to the Stated Maturity Date.

Initial Redemption Date:

Optional Repayment:
      [X]    The Notes cannot be repaid prior to the Stated Maturity Date.
      [ ]    The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
             Optional Repayment Date[s]:
Currency:
      Specified Currency:
             (If other than U.S. dollars, see attached)
      Minimum Denominations:
             (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount: [ ] Yes      [X] No

      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form: [X] Book-Entry  [ ] Certified

      Lehman Brothers     X   ABN Amro         Goldman, Sachs & Co.
-----                   -----            -----
      Merrill Lynch & Co.       CS First Boston        Morgan Stanley & Co.
-----                     -----                  -----       Incorporated